# Williams & Webster, P.S.

*Certified Public Accountants & Business Consultants*

June 20, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Atlas Technology Group
Commission File Number (000-28675)

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated June 20, 2008.

Our independent auditor's report on the financial statements of Atlas Technology Group for the period ended December 31, 2007 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles or uncertainties, except for a modification as to an uncertainty about the company's ability to continue as a going concern.

There were no disagreements with Atlas Technology Group on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Bank of America Financial Center
601 W. Riverside, Suite 1940, Spokane, WA 99201
Phone (509) 838-5111 Fax (509) 838-5114

www.williams-webster.com